Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Amedisys, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$3,367,670,068.00	(1)	0.00011020	$371,117.24	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$3,367,670,068.00
Total Fees Due for Filing				$371,117.24
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$371,117.24

(1)

Aggregate number of securities to which transaction applies: As of July 24, 2023, the maximum number of shares of securities to which this transaction applies is estimated to be 33,607,894, which consists of: (a) 32,607,894 shares of common stock of Amedisys, Inc. (the “Company”) issued and outstanding (excluding shares held by the Company as treasury stock or owned by UnitedHealth Group Incorporated (“UnitedHealth”) or Aurora Holdings Merger Sub  Inc. or any of their respective subsidiaries); (b) 13,587 shares of Company common stock underlying restricted stock unit awards held by current or former non-employee directors of the Company (“Director RSUs”); (c) 576,996 shares of Company common stock underlying restricted stock unit (“RSU”) awards of the Company excluding the Director RSUs, convertible into RSU awards in respect of 114,903 shares of common stock of UnitedHealth; (d) 259,536 shares of Company common stock subject to outstanding Company options, convertible into options in respect of 51,684 shares of common stock of UnitedHealth; (e) 133,876 shares of Company common stock subject to performance-based vesting restricted stock unit (“PSU”) awards of the Company, convertible into RSU awards in respect of 26,660 shares of common stock of UnitedHealth; and (f) 10,915 shares of Company common stock issuable in respect of purchase rights exercised under the Amended and Restated Amedisys Composite Employee Stock Purchase Plan (the “ESPP”).

(2)	In accordance with the Exchange Act Rule 0-11, the filing fee of $371,117.24 was determined by multiplying 0.00011020 by the proposed maximum aggregate value of the transaction of $3,367,670,068.00. The proposed maximum aggregate value of the transaction was calculated as the sum of, in each case as of July 12, 2023, (a) the product of 32,607,894 shares of Company common stock and the per share merger consideration of $101; (b) the product of 13,587 shares of Company common stock subject to Director RSU awards and the per share merger consideration of $101; (c) the product of 114,903 shares of UnitedHealth common stock subject to RSU awards (assuming the conversion of the Company RSUs, excluding Director RSUs) and $507.18 (the average of the high and low prices per share of UnitedHealth Group Incorporated on the New York Stock Exchange on July 24, 2023 (the “UnitedHealth Trading Price”)); (d) no value was attributed to the shares of Company common stock subject to outstanding Company options because the product of 51,684 shares of UnitedHealth common stock subject to outstanding options to purchase common stock of the Company (assuming the conversion of options of the Company) and $(140.55) (which is the difference between (x) the UnitedHealth Trading Price and (y) the quotient of (A) the weighted average exercise price in respect of such Company options of $128.99 divided by (B) the per share merger consideration of $101 divided by the UnitedHealth Trading Price) resulted in a negative value; (e) the product of 26,660 shares of UnitedHealth common stock subject to RSU awards (assuming the conversion of PSU awards of the Company, further assuming satisfaction of performance goals for incomplete performance periods at the target level) and the UnitedHealth Trading Price; and (f) 10,915 shares of Company Common Stock issuable in respect of purchase rights exercised under the ESPP and the per share merger consideration of $101.